EXHIBIT 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

PIXIE DUST TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Shares, no par value(1)	457(a)	2,300,000(2)	$10.00(3)	$23,000,000(3)	$0.0001102	$2,534.60

Fees to Be Paid	Equity	Representative’s Stock Acquisition Rights (“SARs”)(4)	457(g)		—	—	—	—

Fees to Be Paid	Equity	Common Shares, issuable upon exercise of the Representative’s SARs(5)	457(g)	69,000	$12.50	$862,500	$0.0001102	$95.05

Fees Previously Paid	—	—	—	—	—	—	—	$2,618.65

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$23,862,500(3)		$2,629.65

	Total Fees Previously Paid							$2,618.65

	Total Fee Offsets							—

	Net Fee Due							$11.00

(1)

American Depositary Shares (which we refer to as “ADSs”) issuable upon deposit of the common shares registered hereby are being registered pursuant to a separate Registration Statement on Form F-6. Each ADS represents one common share.

(2)

Includes (a) common shares that are to be offered and sold pursuant to commitments by the underwriters to procure purchases for, or to purchase for resale, common shares in the form of ADSs, and (b) common shares represented by ADSs which the underwriters have an option to purchase.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(4)	No separate registration fee required pursuant to Rule 457(g) of the Securities Act.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue to Boustead Securities, LLC (the “Representative”), the representative of the underwriters, or its permitted designees SARs to purchase up to 69,000 ADSs if the underwriters exercise their over-allotment option in full. The Representative’s SARs will have an exercise price equal to 125% of the price per ADS sold in this offering, and will terminate on the fifth anniversary of the effective date of this registration statement. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), the proposed maximum aggregate offering price of the Representative’s SARs is $862,500.